Exhibit 10.5

EXECUTION COPY

EMPLOYEE MATTERS AGREEMENT

by and among

SOCIÉTÉ GÉNÉRALE,

SG AMERICAS, INC.

SG AMERICAS SECURITIES HOLDINGS, INC.,

COWEN AND COMPANY, LLC

and

COWEN GROUP, INC.

Dated as of July 12, 2006

EMPLOYEE MATTERS AGREEMENT

THIS EMPLOYEE MATTERS AGREEMENT (the “Agreement”) is made as of July July 12, 2006 by and among Société Générale (“SG”), SG Americas, Inc., SG Americas Securities Holdings, Inc. (“SGASH”), Cowen and Company, LLC (“Cowen LLC”) and Cowen Group, Inc. (“Cowen Inc.”).

BACKGROUND

The parties have entered into a Separation Agreement dated as of July 11, 2006 (the “Separation Agreement”) pursuant to which SG shall or shall cause its subsidiaries to assign, transfer, convey and deliver to Cowen Inc. the Cowen Assets (as defined in the Separation Agreement), which Cowen Assets shall include all of the outstanding membership interests of Cowen LLC and all of the capital stock of Cowen International Limited (each of which, immediately prior to the transactions contemplated by the Separation Agreement, were owned in their entirety by SGASH) and thereafter Cowen Inc., directly or indirectly, will operate the Cowen Business (as defined in the Separation Agreement), own the Cowen Assets (as defined in the Separation Agreement) and have responsibility for the Cowen Liabilities (as defined in the Separation Agreement). The parties have agreed to enter into this Agreement for the purpose of allocating between SG and the SG Subsidiaries (as defined in the Separation Agreement) on the one hand, and Cowen Inc., Cowen LLC and the Cowen Inc. Subsidiaries (each as defined in the Separation Agreement) on the other hand, responsibilities and liabilities for employees, employee compensation and benefit plans, programs, policies and arrangements following the transactions contemplated by the Separation Agreement.

AGREEMENT

ARTICLE I

DEFINITIONS

SECTION 1.1                 Certain Defined Terms. The following capitalized terms as used in this Agreement shall have the meaning set forth below unless otherwise specified herein. Capitalized terms used herein that are not defined below or elsewhere in this Agreement shall have the meaning set forth in the Separation Agreement.

“Award,” when immediately preceded by “SG,” means SG Restricted Stock and SG Restricted Stock Units and, when immediately preceded by “Cowen Inc.,” means Cowen Inc. Restricted Stock and Restricted Stock Units.

“Benefit Plan” shall mean, in the context where used, any employee benefit plan, program, policy, contract or arrangement, including, but not limited to, any employee benefit plan as defined in section 3(3) of ERISA.

“Benefit Plan Bifurcation Date” means January 1, 2004.

“Business Day”  means any day other than (i) a Saturday or Sunday or (ii) a day on which banks are required or authorized to close in New York, New York.

“Cowen Benefit Plans” shall mean the Benefit Plans sponsored, maintained or contributed to by any Cowen Entity immediately prior to the Separation Date and each other Benefit Plan sponsored, maintained or contributed to by any Cowen Entity at any time since the Benefit Plan Bifurcation Date.

“Cowen Employee” means any individual who, immediately prior to the Separation Date, is either actively employed by, or then on an approved leave of absence from, any Cowen Entity.

“Cowen Employee Ownership Plan” means the 2006 Equity and Incentive Plan adopted by Cowen Inc. on July 11, 2006.

“Cowen Entities” means, collectively, Cowen Inc., Cowen LLC and the Cowen Subsidiaries.

“Cowen Subsidiaries” means, collectively, the Cowen Inc. Subsidiaries and Cowen LLC Subsidiaries.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Fidelity Plan” means the SG-USA Fidelity Bonus Plan.

“Final Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, local or foreign law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Former Cowen Employee” means any individual who is a former employee of any Cowen Entity as of the Separation Date.

“Indemnification Agreement” has the meaning give to such term in the Separation Agreement.

“IPO” has the meaning given to such term in the Separation Agreement.

“IPO Date” has the meaning given to such term in the Separation Agreement.

“Option” when immediately preceded by “SG,” means an option (either nonqualified or incentive) to purchase shares of SG Common Stock pursuant to a SG Long-Term Incentive Plan. When immediately preceded by “Cowen Inc.,” Option means an option (either nonqualified or incentive) to purchase shares of Cowen Inc. Common Stock pursuant to the Cowen Employee Ownership Plan.

“Principal Transaction Document”  has the meaning give to such term in the Separation Agreement.

“Registration Statement” has the meaning given to such term in the Separation Agreement.

“SCIB Partnership” means the Société Générale Corporate and Investment Banking Partnership.

“Separation” has the meaning given to such term in the Separation Agreement.

“SG Benefit Plans” shall mean the Benefit Plans sponsored, maintained or contributed to by SG or any SG Subsidiary; provided that the term “SG Benefit Plans” shall not include any of the SG Executive Benefit Plans.

“SG Common Stock” shall mean the common shares of SG.

“SG Compensation Expense” has the meaning given to such term in Section 3.12(a) below.

“SG Cowen Ventures” means SG Cowen Ventures L.L.P., a Delaware limited partnership.

“SG Deferred Compensation Plan” means the Société Générale Deferred Compensation Plan for Executives, As Amended and Restated Effective January 1, 2003.

“SG Entities” means, collectively, SG and the SG Subsidiaries.

“SG Executive Benefit Plans” means the compensation and benefit plans, programs, and other arrangements established, sponsored, maintained, or agreed upon, by SG or its affiliates for the benefit of employees and former employees of SG or its affiliates and/or the Cowen Employees and Former Cowen Employees before the Separation Date, if the participants in such plan or arrangement benefits are solely or primarily executive and other management employees. The SG Executive Benefit Plans shall include, without limitation, deferred compensation plans that are not qualified under Code section 401(a), including the Fidelity Plan, the SG Deferred Compensation Plan and the SG Merchant Banking Plan.

“SG Stock Option Plan” means the Societe Generale Stock Option Plan, as in effect as of the time relevant to the applicable provisions of this Agreement.

“SG Merchant Banking Plan” means the SG Merchant Banking Co-investment Plan.

“Tax” has the meaning given to such term in the Separation Agreement.

“Vesting Event” has the meaning given to such term in Section 3.12(b) below.

ARTICLE II

GENERAL EMPLOYMENT AND COMPENSATION MATTERS

SECTION 2.1                 Employment of Employees. As of the Separation Date, all Cowen Employees shall continue to be employees of a Cowen Entity.

SECTION 2.2                 General Allocation of Benefit Plan Liabilities.

(a)           As of the Separation Date, except as expressly provided in this Agreement, the Separation Agreement or any other Transaction Document (as defined in the Separation Agreement), SG shall, and cause the SG Subsidiaries to, assume or retain, as applicable, and SG hereby agrees to (or to cause an SG Subsidiary to) pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all SG Benefit Plans, (ii) all Liabilities under all SG Executive Benefit Plans (other than Liabilities related to Cowen Employees and Former Cowen Employees under the Fidelity Plan), and (iii) any other Liabilities expressly assigned to SG and/or the SG Subsidiaries under this Agreement or the Separation Agreement.

(b)           From and after the Separation Date, except as expressly provided in this Agreement, the Separation Agreement or any other Transaction Document (as defined in the Separation Agreement), Cowen Inc. and Cowen LLC shall, and shall cause the other Cowen Entities to, assume or retain, as applicable, and Cowen Inc. and Cowen LLC hereby agree to (or cause another Cowen Entity, as applicable, to) pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all Cowen Benefit Plans, (ii) all Liabilities related to Cowen Employees and Former Cowen Employees under the Fidelity Plan and (iii) any other Liabilities that are expressly assigned to the Cowen Entities under this Agreement or the Separation Agreement.

SECTION 2.3                 Cowen Participation in SG Plans. Except as expressly provided in this Agreement, effective as of Separation Date, the Cowen Entities shall cease to be participating companies in all SG Benefit Plans and SG Executive Benefit Plans, and SG, Cowen Inc. and Cowen LLC shall take all necessary actions before the Separation Date to effectuate such cessation.

SECTION 2.4                 Interpretation of Cowen Obligations. Nothing in this Agreement shall be interpreted or construed to restrict the ability or right of any Cowen Entity to modify or change any employee’s or service provider’s terms and conditions of employment or engagement (including compensation or Benefit Plans) with respect to services performed for the Cowen Entities after the IPO Date, or to establish the terms and conditions of employment for Cowen Employees with respect to services performed after the IPO Date. Except as otherwise provided in any Transaction Document, nothing in this Agreement shall be interpreted or construed to require any Cowen Entity to offer any Benefit Plan to any person or to restrict any Cowen Entity’s ability to amend, modify, change, terminate or establish any Cowen Benefit Plan after the IPO Date.

SECTION 2.5                 Interpretation of SG Obligations. Except as otherwise provided in any Transaction Document, nothing in this Agreement shall be interpreted or construed to require any SG Entity to offer any Benefit Plan to any person or to restrict any SG Entity’s ability to amend, modify, change, terminate or establish any SG Benefit Plan or any SG Executive Benefit Plans after the IPO Date.

ARTICLE III

EXECUTIVE BENEFITS AND OTHER BENEFITS

SECTION 3.1                 Assumption Of Obligations. Schedule 3.1(a) sets forth a complete list of SG Benefit Plans and the SG Executive Benefit Plans other than the Fidelity Plan, which it is agreed shall not be listed in Schedule 3.1(a). Schedule 3.1(b) sets forth a complete list of Cowen Benefit Plans, including the Fidelity Plan. Except as otherwise provided in this Agreement or in any Transaction Document, effective as of the Separation Date, Cowen Inc. shall assume and be solely responsible for all Liabilities to or relating to the Cowen Benefit Plans and for all Liabilities to or relating to Cowen Employees and Former Cowen Employees under any Benefit Plan that is not set forth in Schedule 3.1(a). For the avoidance of doubt, it is agreed that, except to the extent otherwise expressly provided in this Agreement, the foregoing provisions of this Section 3.1 shall apply to all Liabilities payable or otherwise distributable on or after the Separation Date, regardless of when such Liabilities arose. If (i) the Separation, or any other transaction related to the Separation, constitutes a change in control (as that term is defined in Code section 280G); (ii) any Cowen Employee becomes subject to tax under Code section 4999 in connection with such change in control; and (iii) the Cowen Employee becomes eligible for any reimbursement for such taxes (or any other additional taxes incurred as a consequence of such reimbursement described in this clause (iii)), the Cowen Entities shall be solely responsible for payment of such reimbursement.

SECTION 3.2                 SG Cowen Ventures.

(a)           After the Separation Date, SG shall (or shall cause the applicable SG Subsidiaries to) assume and be responsible for all Liabilities relating to, arising out of or resulting from the administration of SG Cowen Ventures as described in Section 2.02(b)(ii) of the Separation Agreement, including Liabilities relating to, arising out of or resulting from the administration of hypothetical investments in SG Cowen Ventures made by Cowen Employees who are not “accredited investors” (within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act of 1933). After the Separation Date, Cowen Inc. shall be responsible for all Liabilities relating to, arising out of or resulting from investment decisions or the management of portfolio companies relating to SG Cowen Ventures as described in Section 2.02(a)(ii)(D) of the Separation Agreement.

(b)           No Cowen Employee shall make additional contributions for any new actual or hypothetical investments in SG Cowen Ventures after the Separation Date. Subject to Section 3.2(c), SG Cowen Ventures, in the case of actual investments in SG Cowen Ventures, or by SG (or the applicable SG Subsidiaries) in the case of hypothetical investments in SG Cowen Ventures, shall be responsible for paying any and all distributions that are payable to or with respect to Cowen Employees in accordance with the terms of SG Cowen Ventures, including distributions to Cowen Employees whose investments in SG Cowen Ventures are hypothetical and not actual; provided, however, that with respect to distributions that are payable to or with respect to any such Cowen Employee who received a leveraged investment in connection with such Cowen Employee’s participation in SG Cowen Ventures and pursuant to the terms of the SG Cowen Ventures employee investment program (including as such program relates to hypothetical investments by Cowen Employees who are not accredited investors), such distributions shall first be applied toward such leverage obligation and any remaining distributions shall be made to such Cowen Employee.

(c)           Notwithstanding anything in this Section 3.2 to the contrary, Cowen Inc. shall act as a paying agent with respect to amounts distributed in respect of SG Cowen Ventures, it being understood that SG shall (or shall cause SG Cowen Ventures or the applicable SG Subsidiaries to) pay such amounts to Cowen Inc. and Cowen Inc. shall promptly pay such amounts to the applicable Cowen Employees. Cowen Inc. shall, and shall cause its Subsidiaries to, cooperate reasonably and in good faith with SG with respect to the determination of amounts payable in respect of SG Cowen Ventures to Cowen Employees.

SECTION 3.3                 SG Annual Bonus Plan. With respect to any annual bonus that Cowen Employees may merit under the SG Annual Bonus Plan, for the period commencing January 1, 2006 and ending on the IPO Date, Cowen LLC shall accrue and record liabilities to reflect such in accordance with the methodology used in the first quarter of calendar year 2006, as reflected in the combined statements of financial condition of Cowen Inc. contained in the Registration Statement, and Cowen LLC shall be solely responsible for payment to Cowen Employees of any such annual bonus; provided, however, that in the event that Cowen LLC accrues or records an aggregate amount of such Liabilities in excess of the aggregate amount of such bonuses that are actually paid, Cowen LLC shall pay to SG, promptly, but in no event more than ten Business Days, after the bonus payment date, an amount equal to such excess accrual or recording. At least ten Business Days prior to Cowen LLC paying any such annual bonus to Cowen Employees, Cowen LLC shall notify SGAI in writing of such payment and such notice shall set forth in reasonable detail the calculation of such payment and whether Cowen LLC is required to make any payment to SG pursuant to this Section 3.3. Neither Cowen LLC nor any other Cowen Entity shall accrue or record any Liabilities for any other bonuses with respect to any period ending on or prior to the IPO Date.

SECTION 3.4                 SG Merchant Banking Plan.

(a)           On or prior to the Separation Date, the actions described in Section 2.07(a) of the Separation Agreement shall occur with respect to the SG Merchant Banking Plan. SG will (or will cause the applicable SG Subsidiaries to) maintain the SG Merchant Banking Plan after the Separation Date.

(b)           Other than hypothetical investments in the SG Merchant Banking Plan made prior to the date hereof by Cowen Employees, no Cowen Employee currently holds an investment in the SG Merchant Banking Plan. No Cowen Employee shall make additional contributions for any new hypothetical investments in respect of the SG Merchant Banking Plan after the Separation Date; provided, however, that the leverage component of any previous hypothetical investment of any Cowen Employee under the plan shall continue to vest in accordance with its terms as though the Separation had not occurred.

(c)           SG shall (or shall cause the applicable SG Subsidiaries to) be responsible for those Liabilities with respect to the SG Merchant Banking Plan that are described in Section 2.02(b)(iii) of the Separation Agreement and Cowen shall be responsible for those Liabilities with respect to the SG Merchant Banking Plan that are described in Section 2.02(a)(ii)(E) of the Separation Agreement. Subject to Section 3.4(d), SG (or the applicable SG Subsidiaries) shall be responsible for paying any and all distributions that, pursuant to the terms of the employee investment program that related to hypothetical investments by Cowen Employees in the SG Merchant Banking Plan, are payable to or with respect to Cowen Employees; provided, however, that with respect to distributions that are payable to or with respect to any such Cowen Employee who received a leveraged investment in connection with such Cowen Employee’s hypothetical investment in the SG Merchant Banking Plan (and pursuant to the terms of the employee investment program that relates to hypothetical investments by Cowen Employees in the SG Merchant Banking Plan), such distributions shall first be applied toward repayment of such leverage obligation and any remaining distributions shall be made directly to such Cowen Employee.

(d)           Notwithstanding anything in this Section 3.4 to the contrary, Cowen Inc. shall act as a paying agent with respect to amounts distributed in respect of the SG Merchant Banking Plan, it being understood that SG shall (or shall cause the applicable SG Subsidiaries to) pay such amounts to Cowen Inc. and Cowen Inc. shall promptly pay such amounts to the applicable Cowen Employees. Cowen Inc. shall, and shall cause its Subsidiaries to, cooperate reasonably and in good faith with SG with respect to the determination of amounts payable in respect of the SG Merchant Banking Plan to Cowen Employees.

SECTION 3.5                 Stock Options. All SG Options granted under the SG Stock Option Plan (collectively, the “SG Option Awards”) that are held by Cowen Employees as of the IPO Date shall become nonforfeitable as of such date. For purposes of the SG Option Awards, the occurrence of the Separation or the IPO shall not result in any SG Option Awards being replaced with awards based on Cowen Inc. stock, and the IPO Date shall constitute a termination of employment for all Cowen Employees (who are not employed by an SG entity immediately after the IPO Date) for purposes of any SG Option Award. The right of either Cowen Inc. or SGAI to claim any federal, state, local or foreign income Tax compensation deductions in respect of any Stock Award shall be determined in accordance with Section 3.12 hereof.

SECTION 3.6                 Foreign Grants/Awards. To the extent that the SG Option Awards are granted to any non-U.S. Cowen Employee under any domestic or foreign equity-based incentive program that, prior to the IPO Date, was sponsored by a SG Entity, then, subject to the provisions of this Section 3.6, SG and Cowen LLC shall use their commercially reasonable efforts to preserve, at and after the IPO Date, the value and tax treatment accorded to such awards. The parties hereby delegate to the SG Executive Vice President-Human Resources, for periods before the IPO Date, the authority to determine an appropriate methodology for adjusting such grants or awards in a manner that is, to the extent possible, consistent with the treatment of such awards and grants for U.S. employees. The right of either Cowen Inc. or SGAI to claim any federal, state, local or foreign income Tax compensation deductions in respect of any Stock Award shall be determined in accordance with Section 3.12 hereof.

SECTION 3.7                 Miscellaneous Option And Other Award Terms. After the IPO Date, Cowen Inc. Options and Cowen Inc. Awards, regardless of by whom held, shall be settled by Cowen Inc. pursuant to the terms of the Cowen Employee Ownership Plan.

SECTION 3.8                 Approval of Cowen Employee Ownership Plan. Prior to the Separation Date, SGASH shall cause Cowen Inc. to adopt the Cowen Employee Ownership Plan substantially in the form attached as Exhibit C to the Separation Agreement, and SGASH shall approve the plan, subject to Section 4.04(a) of the Separation Agreement.

(a)           All awards granted under the Cowen Employee Ownership Plan shall permit cancellation without cost to Cowen Inc., SG, or any of their respective Subsidiaries or affiliates if conditions established by SG and SGASH relating to the IPO or the Separation are not satisfied.

(b)           A participant’s receipt of awards under the Cowen Employee Ownership Plan shall be conditioned on such participant’s execution and delivery of an Executive Award Agreement and a release satisfactory to SG and Cowen Inc. and the occurrence of the IPO.

(c)           If the IPO is not consummated for any reason or no reason, the Employee Ownership Plan and any shares or options issued thereunder shall be null and void and of no force and effect.

SECTION 3.9                 Fidelity Plan and SG Deferred Compensation Plan.

(a)           The parties acknowledge and agree that the IPO constitutes “Good Reason” as defined in the Fidelity Plan and, thus, all unvested amounts held in the Fidelity Plan for the account of Cowen Employees shall become fully vested upon the IPO. All vested amounts in such Cowen Employees’ deferral accounts as of the IPO Date under the Fidelity Plan, including those amounts that vest as described in the foregoing sentence, will be distributed by Cowen LLC to such Cowen Employees as soon as practicable, but in no event more than thirty (30) days, following the IPO Date; provided, however, that if any Cowen Employee previously elected to defer the payment of any amounts under the Fidelity Plan, then those amounts will be distributed by Cowen LLC at the time set forth in, and otherwise in accordance with, such Cowen Employee’s prior deferral election.

(b)           All amounts held in the SG Deferred Compensation Plan as of the IPO Date for the account of Cowen Employees who were Participants (as defined in the SG Deferred Compensation Plan) in the SG Deferred Compensation Plan prior to January 1, 2001 will be distributed by SG to such Cowen Employees (subject to Section 3.9(c)) as soon as practicable, but in no event more than four (4) weeks, following the IPO Date; provided, however, that if any such Cowen Employee previously elected to defer the payment of any amounts under the SG Deferred Compensation Plan, then those amounts will be distributed by SG at the time set forth in, and otherwise in accordance with, such Cowen Employee’s prior deferral election. All amounts related to Cowen Employees who became Participants (as defined in the SG Deferred Compensation Plan) in the SG Deferred Compensation Plan on or following January 1, 2001 will be distributed by SG to such Cowen Employees as soon as practicable, but in no event more than four (4) weeks, following the IPO Date.

(c)           Notwithstanding anything in this Section 3.9 to the contrary, Cowen Inc. shall act as a paying agent with respect to amounts distributed under the SG Deferred Compensation Plan, it being understood that SG shall (or shall cause the applicable SG Subsidiaries to) pay such amounts to Cowen Inc. and Cowen Inc. shall promptly pay such amounts to the applicable

Cowen Employees. Cowen Inc. shall, and shall cause its Subsidiaries to, cooperate reasonably and in good faith with SG with respect to the determination of amounts payable from the SG Deferred Compensation Plan to Cowen Employees.

SECTION 3.10               Employee Stock Purchase Plan. After the IPO Date, SG stock obtained pursuant to purchases made under the various Global Employee Share Ownership Offerings under the Société Générale International Group Saving Plan shall not be subject to the five-year holding period otherwise provided by that plan.

SECTION 3.11               SCIB Partnership.

(a)           If, immediately following the IPO, SGASH owns less than 33% of the outstanding common stock of Cowen Inc., then as soon as practicable after the IPO Date SG shall cause the SCIB Partnership to pay to each Cowen Employee listed on Schedule A hereto the dollar amount set forth next to such Cowen Employee’s name on Schedule A. Following the distribution of such amounts, none of the SCIB Partnership, SG or the SG Subsidiaries shall have any further obligations to any Cowen Employee (or Former Cowen Employees) under or with respect to the SCIB Partnership.

(b)           If, immediately following the IPO, SGASH owns 33% or more of the outstanding common stock of Cowen Inc., then the payments contemplated by Schedule A shall not be made and any awards granted to Cowen Employees prior to the IPO Date under the SCIB Partnership shall continue to vest and, as applicable, be paid in accordance with their terms as though the Separation had not occurred.

SECTION 3.12               Income Tax Deductions for Compensation Expense.

(a)           SGAI shall be entitled to claim all federal, state, local and foreign income Tax compensation deductions attributable to the payment of any amounts to Cowen Employees for services performed by such Cowen Employees prior to the IPO Date (an “SG Compensation Expense”). Such SG Compensation Expenses shall include but not be limited to all payments to be made to Cowen Employees pursuant to Sections 3.2, 3.4, 3.9 and 3.11 of this Agreement and all Cowen Employee bonuses accrued during the period beginning on January 1, 2006 and ending on the IPO Date, except to the extent such accrued bonus amounts are returned to SGASH pursuant to Section 3.3 hereof. Unless and until there has been a Final Determination to the contrary, neither Cowen Inc. nor any of its Subsidiaries shall claim a federal, state, local or foreign income Tax compensation deduction in respect of such payments. If Cowen Inc. or any Subsidiary thereof is responsible for making payments in satisfaction of the SG Compensation Expense, Cowen Inc. shall promptly notify SGAI in writing of such payment when made.

(b)           Cowen Inc. shall be entitled to claim all federal, state, local and foreign income Tax compensation deductions permitted by applicable law in respect of any amounts attributable to a vesting, exercise or other event giving rise to any inclusion of compensation income (a “Vesting Event”) by any Cowen Employee with respect to the stock of Cowen Inc. Unless and until there is a Final Determination to the contrary, neither SGAI nor any of its subsidiaries shall claim a federal, state or local income tax deduction in respect of such amounts. If and to the extent any Cowen Employee in the U.S. or otherwise has rights with respect to SG Option Awards, following a Vesting Event, (i) SGAI or its Subsidiaries shall be entitled to claim all federal, state, local and foreign income tax deductions permitted by applicable law in respect of such vesting, exercise or other income inclusion arising in connection with such SG Option Awards, (ii) Cowen Inc. shall promptly notify SGAI in writing of such event (if such Vesting Event is within Cowen Inc.’s knowledge) and (iii) unless and until there is a Final Determination to the contrary, neither Cowen Inc. nor any of its Subsidiaries shall claim a federal, state, local or foreign income Tax compensation deduction in respect of any amounts in connection with any such amounts.

ARTICLE IV

EMPLOYEE BENEFIT PLAN ADMINISTRATION

SECTION 4.1                 Employee Benefit Plan Matters. Except as otherwise provided in the Transition Services Agreement or as otherwise expressly provided herein, neither SG nor any SG Subsidiary shall have any responsibility for providing services to any Cowen Entity with respect to employees or Benefit Plan matters after the Separation Date.

ARTICLE V

GENERAL

SECTION 5.1                 Audit and Information Rights; Indemnification.

(a)           Each of SG and Cowen Inc., and their duly authorized representatives, shall have the right to conduct reasonable audits with respect to all information required to be provided to it by the other party under this Agreement. The party conducting the audit (the “Auditing Party”) may adopt reasonable procedures and guidelines for conducting audits and the selection of audit representatives under this Section 5.1. The Auditing Party shall have the right to make copies of any records at its expense, subject to any restrictions imposed by applicable laws and to any confidentiality provisions set forth in the Separation Agreement, which are incorporated by reference herein. The party being audited shall provide the Auditing Party’s representatives with reasonable access during normal business hours to its operations, computer systems and paper and electronic files, and provide workspace to its representatives. After any audit is completed, the party being audited shall have the right to review a draft of the audit findings and to comment on those findings in writing within ten Business Days after receiving such draft.

(b)           The Auditing Party’s audit rights under this Section 5.1 shall include the right to audit, or participate in an audit facilitated by the party being audited and to require the other party to request any benefit providers and third parties with whom the party being audited has a relationship, or agents of such party, to agree to such an audit to the extent any such persons are affected by or addressed in this Agreement (collectively, the “Non-Audit Parties”). The party being audited shall, upon written request from the Auditing Party, provide an individual (at the Auditing Party’s expense) to supervise any audit of a Non-Audit Party. The Auditing Party shall be responsible for supplying, at the Auditing Party’s expense, additional personnel sufficient to complete the audit in a reasonably timely manner. The responsibility of the party being audited shall be limited to providing, at the Auditing Party’s expense, a single individual at each audited site for purposes of facilitating the audit.

(c)           Upon the reasonable request of SG, Cowen Inc. shall provide SG with documentary support that it has complied with all employment withholding obligations in connection with payments made to Cowen Employees pursuant to this Agreement.

(d)           Except as otherwise specifically set forth in any provision of the Indemnification Agreement (including but not limited to the penultimate paragraph of Section 3.01 of the Indemnification Agreement) or of any other Principal Transaction Document, Cowen Inc. shall, to the fullest extent permitted by law, indemnify, defend and hold harmless each of the SG Indemnitees from and against all Liabilities to the extent such Liabilities relate to, arise out of or result from (i) the failure of Cowen Inc. or any Cowen Subsidiary to comply with all employment withholding obligations in connection with payments made by Cowen Inc. or any Cowen Subsidiary to Cowen Employees pursuant to this Agreement or (ii) Cowen Inc.’s failure to comply with its obligations as paying agent under Sections 3.2(c), 3.4(d) and 3.9(c) of this Agreement.

SECTION 5.2                 Notices.

(a)           Any notices given pursuant to this Agreement shall be made in accordance with the notice provisions of the Separation Agreement.

(b)           Cowen Inc. shall provide prompt written notice to SG informing of any change in circumstances with respect to a Cowen Employee or a Former Cowen Employee, including but not limited to the termination of a Cowen Employee’s employment, such that SG may continue to comply with its obligations under this Agreement. Such written notice shall include to the extent reasonably available, a current or forwarding address or similar contact information for such Cowen Employee or Former Cowen Employee.

SECTION 5.3                 No Third Party Beneficiaries. This Agreement is an agreement solely among parties hereto. Nothing in this Agreement, whether express or implied, confers upon any employee or former employee of any party, any participant or beneficiary under any Benefit Plan or any other person, any rights or remedies, including, but not limited to (i) any right to employment or recall; (ii) any right to continued employment or continued service for any specified period; or (iii) any right to claim any particular compensation, benefit or aggregation of benefits, or any kind or nature.

SECTION 5.4                 Facsimile Signatures. Each party acknowledges that it and the other parties may execute this Agreement by facsimile, stamp or mechanical signature. Each party expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it shall not assert that any such signature is not adequate to bind such party to the same extent as if it were signed manually and agrees that at the reasonable request of the other party at any time it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

SECTION 5.5                 Further Assurances and Consents. In addition to the actions specifically provided elsewhere in this Agreement, each of the parties hereto will use reasonable commercial efforts to (i) execute and deliver such further instruments and documents and take such other actions as the other party may reasonably request in order to effectuate the purposes of this Agreement and carry out the terms hereof; and (ii) take or cause to be taken, all actions and do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to obtain any consent and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that no party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such consents, approvals and amendments are required or to take any action or omit to take any action if the taking or the omission to take action would be unreasonably burdensome to the party or the business thereof.

SECTION 5.6                 Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other parties hereto. Notwithstanding the foregoing, this Agreement shall be assignable in whole in connection with a merger or consolidation or the sale of all or substantially all of the Assets of a party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other party.

SECTION 5.7                 Third Party Consent. If the obligation of any party under this Agreement is dependent on the consent of a third party consent and such consent is withheld, the parties shall use reasonable commercial efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of a third party to consent, the parties shall negotiate in good faith to implement the provision in a mutually satisfactory manner, taking into account the original purposes of the provision in light of the Separation and communications to affected individuals.

SECTION 5.8                 Effect if Separation Does Not Occur. If the Separation does not occur, then all actions and events that are to be taken under this Agreement as of the Separation Date or otherwise in connection with the Separation, shall not be taken or occur except to the extent specifically provided by SG or an SG Subsidiary.

SECTION 5.9                 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, irrespective of the choice of laws principles of the State of New York, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

SECTION 5.10               Disputes. Any disputes with respect to matters arising under this Agreement shall be resolved in accordance with the dispute resolution procedures set forth in the Separation Agreement.

SECTION 5.11               Amendments. No provisions of this Agreement shall be deemed amended, supplemented or modified unless such amendment, supplement or modification is in writing and signed by an authorized representative of each of the parties.

SECTION 5.12               Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the parties.

SECTION 5.13               Entire Agreement. Except as otherwise provided herein by reference to the Separation Agreement, this Agreement constitutes the entire agreement and understanding between the parties relating to the matters addressed herein and supersedes and takes the place of all other agreements and understandings, written or oral, of the parties relating to such matters.

SECTION 5.14               Counterparts; Headings; Interpretation. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of an executed original of such counterpart to this Agreement. The Section headings herein are inserted for convenience only and are not to be construed as part of this Agreement. All provisions of this Agreement shall be interpreted so as to give effect to the intent of the parties hereto.

SECTION 5.15               Mutual Drafting. This Agreement shall be deemed to be the joint work product of the parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

SECTION 5.16               Remedies. In the event of a breach by a party of its obligations under this Agreement, each other party, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. Each party agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of any provision of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it will waive the defense that a remedy at law would be adequate.

* * * * *

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their authorized representatives.

SOCIÉTÉ GÉNÉRALE

By:	/s/ Jean-Philippe Coulier
Name: Jean-Philippe Coulier
Title: Chief Operating Officer, Americas

SG AMERICAS, INC.

By:	/s/ Jean-Philippe Coulier
Name: Jean-Philippe Coulier
Title: Vice President

SG AMERICAS SECURITIES HOLDINGS, INC.

By:	/s/ Jean-Philippe Coulier
Name: Jean-Philippe Coulier
Title: President

COWEN AND COMPANY, LLC

By:	/s/ Christopher A. White
Name: Christopher A. White
Title: Chief Administrative Officer

COWEN GROUP, INC.

By:	/s/ Christopher A. White
Name: Christopher A. White
Title: Vice President

Employee Matters Agreement